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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Nuveen Symphony Market Neutral Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                         333 West Wacker Drive
                         Chicago, Illinois 60606

Telephone Number (including area code):   (800) 257-8787

Name and address of agent for service of process:

                         Gifford R. Zimmerman, Esq.
                         Chief Administrative Officer
                         Nuveen Symphony Market Neutral Fund
                         333 West Wacker Drive
                         Chicago, Illinois 60606
                         copy to:
                         Kenneth S. Gerstein
                         Schulte Roth & Zabel
                         919 Third Avenue
                         New York, NY 10022

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

           X     Yes              No
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     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Chicago, Illinois on the 11th day of December, 2002.



                          Nuveen Symphony Market Neutral Fund

                          By: /s/ Larry W. Martin
                              --------------------------------
                              Larry W. Martin, Vice President and Assistant Secretary

                              /s/ Gifford R. Zimmerman
                              --------------------------------
                              Gifford R. Zimmerman, Chief Administrative Officer






Attest: /s/ Virginia L. O'Neal
        -----------------------------------